Exhibit 4.4

Schlumberger Investment S.A.

Schlumberger Limited

_______________________________

FIFTH SUPPLEMENTAL INDENTURE

Dated as of March 13, 2025

_______________________________

The Bank of New York Mellon,

as Trustee, Registrar, Paying Agent
and Transfer Agent

_______________________________

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”) dated as of March 12, 2025, by and among Schlumberger Investment S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered address at 5, Place de la Gare, L-1616 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 163.122 (the “Company”), Schlumberger Limited, a company incorporated under the laws of Curaçao (the “Guarantor”), and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, paying agent, and transfer agent.

RECITALS

A.
The Company, the Guarantor, and the Trustee, executed and delivered an Indenture, dated as of December 3, 2013, as amended by Section 1.9 of the Second Supplemental Indenture, dated as of June 26, 2020, by and among the Company, the Guarantor and the Trustee, and as further amended by Section 1.7 of the Fourth Supplemental Indenture, dated as of May 29, 2024, by and among the Company, the Guarantor and the Trustee, which is herein referred to as the “Base Indenture.”
B.
The Company has heretofore entered into (i) the Second Supplemental Indenture, dated as of June 26, 2020, by and among the Company, the Guarantor and the Trustee, providing for issuance by the Company of the 2.650% Senior Notes due 2030 (the “2030 Notes”), (ii) the Third Supplemental Indenture, dated as of May 15, 2023, by and among the Company, the Guarantor and the Trustee, providing for issuance by the Company of the 4.500% Senior Notes due 2028 (the “2028 Notes”), and the 4.850% Senior Notes due 2033 (the “2033 Notes”), and (iii) the Fourth Supplemental Indenture, dated as of May 29, 2024, by and among the Company, the Guarantor and the Trustee, providing for issuance by the Company of the 4.500% Senior Notes due 2034 (the “2034 Notes” and, together with the 2030 Notes, the 2028 Notes, and the 2033 Notes, the “Notes”). The Base Indenture, as supplemented and amended by each of the foregoing supplemental indentures with respect to the corresponding series of Notes, and as further supplemented and amended by this Fifth Supplemental Indenture, is herein referred to as the “Indenture.”
C.
The Company has solicited consents from the Holders of each series of Notes to certain proposed amendments to the Base Indenture as set forth in Article I to this Fifth Supplemental Indenture (the “Proposed Amendments”), in accordance with the terms and conditions of the Exchange Offer Memorandum and Consent Solicitation Statement, dated as of February 27, 2025 (the “Exchange Offer Memorandum”).
D.
Section 9.2 of the Base Indenture provides that, with the consent of the Holders of a majority in principal amount of the Notes then outstanding, the Company, the Guarantor, and the Trustee may amend or supplement the Indenture or the Notes in accordance with such Section 9.2.
E.
The Holders of at least a majority in aggregate principal amount of each series of Notes outstanding (the “Requisite Consent”) have validly tendered, and not withdrawn, their consents to the adoption of the Proposed Amendments to be effectuated by this Fifth Supplemental Indenture in accordance with Section 9.2 of the Base Indenture, and the Company, having received the Requisite Consent for the Proposed Amendments for each series of Notes, as evidenced by the Officer’s Certificate of the Company delivered to the Trustee by the Company on the date hereof (the “Consent Officer’s Certificate”), desires to amend the Indenture as provided in this Fifth Supplemental Indenture only in respect to the Notes.
F.
All things necessary to make this Fifth Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Guarantor, and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

ARTICLE I
AMENDMENTS
Section 1.1.
Indenture Amendments.

Subject to the satisfaction of the Condition Precedent (as defined below), the Base Indenture is hereby amended only as it relates to the Notes of each series (and not any other series of Securities) to delete the following sections in their entirety, and, in the case of each such section, insert in lieu thereof the phrase “[Intentionally Omitted]” and any and all references thereto (including any definitions the references to which would be eliminated as a result of such deletions), and any and all obligations thereunder, and any events of default related thereto are hereby deleted throughout the Base Indenture only as they relate to the Notes and such sections and references shall be of no further force or effect only as they relate to the Notes:

(a)
Section 4.5 entitled “Limitation on Liens”;
(b)
Section 4.7 entitled “Reports,” with the exception of SISA’s obligation to comply with the provisions of Section 314(a) under the Trust Indenture Act of 1939, as amended;
(c)
Section 5.1 entitled “Consolidation, Merger and Sale of Assets”; and
(d)
Clause (h) of Section 6.1 entitled “Events of Default.”
ARTICLE II
MISCELLANEOUS
Section 2.1.
Definitions.

Capitalized terms used but not defined in this Fifth Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.2.
Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Fifth Supplemental Indenture and any applicable indentures supplemental thereto shall be read, taken and construed as one and the same instrument with respect to the Notes.

Section 2.3.
Governing Law.

THIS FIFTH SUPPLEMENTAL INDENTURE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS FIFTH SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

THE APPLICATION OF THE PROVISIONS OF THE ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG LAW OF 10 AUGUST 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS HEREBY EXPRESSLY EXCLUDED.

Section 2.4.
Severability.

In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5.
Counterparts.

This Fifth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 2.6.
No Benefit.

Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Fifth Supplemental Indenture or the Base Indenture.

Section 2.7.
No Responsibility of the Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of, and the Trustee makes no representations with respect to, (a) the validity or sufficiency of the Consent Officer’s Certificate or this Fifth Supplemental Indenture, (b) the proper authorization hereof by the other parties hereto by corporate action or otherwise, (c) the due execution hereof by any other party hereto, (d) the consequences (direct or indirect and whether deliberate or inadvertent) of the Proposed Amendments provided for herein, (e) the validity or sufficiency of the exchange offer or the consent solicitation, the Exchange Offer Memorandum or any materials or procedures in connection therewith, (f) the form or substance of this Fifth Supplemental Indenture, or (g) the recitals contained herein, all of which recitals are made solely by the Company and the Guarantor. The Trustee enters into this Fifth Supplemental Indenture on the basis of the consent of the Holders referenced in the recitals to this Fifth Supplemental Indenture and evidenced by the Consent Officer’s Certificate. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Fifth Supplemental Indenture as fully and with like effect as if set forth herein in full. Each of the Company and the Guarantor hereby reaffirms its obligations under Section 7.7 of the Base Indenture to indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by it in connection with its execution and performance of this Fifth Supplemental Indenture. This indemnity shall survive the satisfaction and discharge of the Base Indenture and the resignation or removal of the Trustee as expressly provided in Section 7.7 of the Base Indenture.

Section 2.8.
Condition of Operation of Amendments.

This Fifth Supplemental Indenture shall be effective as a binding agreement upon execution hereof by the parties hereto; provided, however, that the amendments set forth in Article I hereof shall not become operative until the Company has delivered an Officer’s Certificate to the Trustee confirming that the payment of the applicable Early Tender Consideration (as defined in the Exchange Offer Memorandum) has been made to all Holders of the applicable series of Notes (the “Condition Precedent”), upon which Officer’s Certificate the Trustee may conclusively rely.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed all as of the day and year first above written.

SCHLUMBERGER INVESTMENT S.A.

By: /s/ Colin David Beddall
Name: Colin David Beddall
Title: Class B Director

SCHLUMBERGER LIMITED

By: /s/ Kevin Fyfe
Name: Kevin Fyfe
Title: Vice President and Treasurer

[Signature Page to Fifth Supplemental Indenture]

THE BANK OF NEW YORK MELLON
as Trustee, Registrar, Paying Agent and Transfer Agent

By: /s/ Nathaniel Henkle
Name: Nathaniel Henkle
Title: Agent

[Signature Page to Fifth Supplemental Indenture]